February 25, 2013

Intravase® Approval Opens Vascular Market for Cytori;

Cytori Receives CE Mark for Specialized Cell Therapy Reagent for Intravascular Delivery

SAN DIEGO—Cytori Therapeutics (NASDAQ: CYTX) has received a CE Mark in Europe for Intravase®, a reagent intended to be used with Cytori’s Celution® System for preparing safe and optimized adipose-derived stem and regenerative cells (ADRCs) for intravascular delivery into the same patient.

“This approval expands our market access for our cell therapy platform to include intravascular applications,” said Marc Hedrick, President of Cytori Therapeutics.  “As a result, this is expected to contribute to revenue growth in 2013 and beyond. We will target select centers to build patient data, which we believe can be used to further expand these claims and increase the adoption of our technology. Furthermore, CE Mark approval of Intravase will allow independent European investigators to conduct their own vascular studies.”

Intravase is a sterile, GMP-grade secondary reagent used with the Celution System to prepare the Celution cell output for safe intravascular delivery. Intravase is currently being used in both our U.S. ATHENA trial in patients with refractory heart failure due to chronic myocardial ischemia and the European ADVANCE trial for acute heart attack patients.

About Adipose Tissue and ADRCs

Adipose tissue is the richest source of stem and regenerative cells in the body. This mixed population of cells, collectively referred to as ADRCs, is accessible at the point-of-care through the Celution System for use in the same patient, creating new treatment opportunities for currently unmet medical needs. ADRCs collectively contribute to the healing process via cell-to-cell signaling, supporting improved blood flow and regulation of the inflammatory response.

About Cytori

Cytori Therapeutics is developing cell therapies based on autologous adipose-derived regenerative cells (ADRCs) to treat cardiovascular disease and other medical conditions.  Our scientific data suggest ADRCs improve blood flow, moderate the inflammatory response and keep tissue at risk of dying alive. As a result, we believe these cells can be applied across multiple “ischemic” conditions. These therapies are made available to the physician and patient at the point-of-care by Cytori’s proprietary technologies and products, including the Celution System product family. www.cytori.com

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our expectation that the approval will have a significant contribution to our future revenue growth, expand our ability to obtain European regulatory claims, and increase investigative use of the Celution System in Europe and market adoption of our technology, are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include the challenges inherent in convincing physicians and patients to adopt the new technology, successfully expanding our European claims as well as our history of operating losses, regulatory uncertainties, dependence on third party performance, and other risks and uncertainties described under the "Risk Factors" section in Cytori's Securities and Exchange Commission Filings on Form 10-K and Form 10-Q. Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this press release.

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Contact:
Investors	Media
Tom Baker	Megan McCormick
tbaker@cytori.com	mmccormick@cytori.com
+1.858.875.5258	+1.858.875.5279